Exhibit 99.1

Contact:	Sandy Martin
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Second Quarter 2007 Results

DENTON, Texas, May 10, 2007 — Sally Beauty Holdings, Inc. (NYSE:SBH) (the “Company”) today announced financial results for the second quarter ended March 31, 2007.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“Despite a difficult sales environment in the second quarter due in part to inclement weather, we reported same store sales growth of nearly 4% and almost 5% consolidated revenue growth,” stated Gary Winterhalter, President and Chief Executive Officer. “For the second quarter, comparable store sales for Sally Beauty Supply were up almost 2% and margins in that segment continued to expand.  We plan to continue to focus on unit growth and margin improvements for Sally Beauty Supply stores.  We expect our Sally Beauty Supply business to continue its strong performance during the second half of this fiscal year. Beauty Systems Group (BSG) results include two months of operations under the L’Oreal distribution changes that began this quarter, and we were pleased that the total revenue impact to BSG for February and March was considerably less than the lost L’Oreal revenue. As a result, BSG total sales were nearly flat to the year-ago comparisons and the store network performed well with an 11% increase in comparable store sales. For the BSG segment, we plan to continue to focus on consolidation and cost reductions, as well as on expanding the store base and adding new brands. Although fiscal 2007 is proving to be a challenging year for BSG, we expect the overall Company to finish the year with solid progress toward our profit initiatives and to have positive momentum going into fiscal 2008.”

OPERATING RESULTS

Sally Beauty Supply

During the Company’s second fiscal quarter that ended March 31, 2007, Sally Beauty Supply total store sales increased 8.1% to $381.8 million and comparable store sales grew 1.6%.  Revenues for this year’s second quarter include $13.6 million of net sales related to the acquisition of Salon Services.  Excluding these revenues, total sales for the second quarter for Sally Beauty Supply increased 4.3%.  Although severe winter weather throughout the United States softened sales results in January and February, segment earnings improved primarily due to continued expansion of the store base as well as growth in higher-margin products, favorable customer mix and tight cost controls.  Segment operating margins for Sally Beauty Supply improved to 17.9% for the second quarter versus 17.3% in the year-ago quarter.

On February 15, 2007, the Company acquired the equity of Salon Services for approximately $59 million, subject to certain adjustments.  The Salon Services stores and mail order business generated annual sales of approximately $105 million during fiscal 2006, while operating over 80 stores located in the United Kingdom, Ireland, Germany and Spain.  The Company’s overall square footage growth guidance of 4% to 5% for fiscal 2007 does not include these acquired locations.  We opened 12 net new Sally Beauty Supply stores during the quarter, excluding the units added in the Salon Services acquisition.

This summer Sally Beauty Supply plans to pilot its first e-commerce site, which will begin a new online channel for bringing Sally Beauty products to customers.  Initially, it is expected that the website will offer an assortment of electrical appliances including a variety of professional-style blow dryers and styling irons. Over the longer term, we expect our e-commerce initiatives to help drive new customer growth and overall sales increases at Sally Beauty Supply.

Beauty Systems Group

Total BSG second quarter sales were almost even with the prior-year period.  Sales for the quarter were impacted by the loss of approximately $20 million in L’Oreal revenue in February and March, offset by $8 million of additional revenue from the Salon Success acquisition made in June 2006, as well as from sales growth of non-L’Oreal products.  Comparable BSG store sales grew by 11.2% for the second quarter versus the year-ago period. During the quarter, BSG opened 11 net new stores.

BSG Revenue Updates

•                  Previously, the Company had estimated that the loss of L’Oreal distribution rights through its distributor sales consultants (DSCs) would negatively impact the Company’s consolidated revenue by approximately $110 million for the last nine months of fiscal 2007.  Of this projected $110 million, it was assumed that the impacted DSC channel would lose approximately $20 million of ancillary, non-L’Oreal business.  However, during February and March of this year, sales of non-L’Oreal brands exceeded prior-year levels in the impacted DSC channel and were up significantly in the impacted store channel.

•                  During the second quarter, BSG’s comparable store sales were strong and this growth was primarily the result of non-L’Oreal product sales.  L’Oreal-related revenue in domestic BSG stores (i.e. excluding our franchise-based distribution business and Sally Beauty Supply) during February and March of this year was approximately equal to that of prior-year levels.  The Company believes it is too early to determine how much L’Oreal product sales will shift from our DSCs to BSG stores.

•                  As part of the announced changes with L’Oreal, BSG has retained the rights to distribute L’Oreal products, on a non-exclusive basis, in its stores for which it previously had exclusive distribution rights. BSG’s loss of distribution rights through its DSCs, as well as the loss of exclusive rights to distribute L’Oreal products in its stores, has resulted in margin pressure on its remaining L’Oreal revenues, which is currently projected to continue during fiscal 2007.

•                  As previously discussed, BSG continues to expand the P&G Professional Care product lines including Wella, Sebastian and Graham Webb into additional markets for BSG stores and our DSCs.   At the end of the second quarter, BSG had 6 stores in Florida and plans to open an additional 29 net new stores in that state by January 2008.

•                  During the second quarter, BSG expanded the TIGI brand into BSG stores in seven additional states, as well as three additional states in our franchise-based business.

•                  BSG also expanded Shiseido’s JOICO and ISO brands into BSG stores and the DSC channel in 15 additional states.

•                  BSG also expanded the Rusk brand into BSG stores in eight additional states as well as three additional states in our franchise-based business.

•                  In Florida, BSG stores and our DSC channel have been awarded the distribution rights for Aquage, formerly distributed by Beauty Alliance.  BSG has exclusive distribution rights for Aquage in a majority of the remaining markets throughout the country.

•                  During the second quarter, Farouk Systems, Inc. terminated its distribution agreement with BSG (excluding BSG’s franchise-based business). Farouk product sales during the first six months of fiscal 2007, in the affected BSG areas, equaled approximately 3% of BSG’s total revenues during that period.  BSG currently intends to begin selling electrical appliances from other manufacturers including GHD.  The Company believes that these products will largely replace the Farouk “CHI” products in the affected areas over time.

•                  The beauty products distribution industry continues to consolidate. The Company plans to continue to examine ways in which it can benefit from this trend, including reviewing opportunities to shift business from competing distributors to the BSG network as well as seeking opportunistic, value-added acquisitions.

BSG Cost Updates

•                  Based on the L’Oreal changes, the Company implemented a right-sizing of the business with the restructuring of the sales force and administrative support functions during the second quarter. The Company recognized expenses aggregating $2.5 million related to these changes as well as facilities closings during the second quarter.

•                  BSG has begun implementing a store re-branding project that will reposition all of its North American company-owned stores under a common name and store identity, CosmoProf®, a recognized name within the beauty industry.  This project is expected to provide brand consistency, save on advertising and promotional costs, and allow for a more focused marketing strategy. The capital costs of this re-branding program will be approximately $4 million.

•                  In fiscal 2007, the Company plans to begin implementing a two-year program to consolidate warehouses and reduce administrative expenses related to BSG’s distribution network optimization program.  The Company is increasing this year’s capital spending projections related to this project by $4 million, with an additional $15 million of capital projected to be spent during fiscal 2008. The Company believes that this plan could produce annual savings of approximately $10 million within the next two years without negatively impacting current customer service levels.

SECOND QUARTER FINANCIAL RESULTS

Net sales:  Total net sales for the second quarter 2007 were $609.3 million, an increase of 4.8% over the second quarter 2006, and comparable store sales increased 3.8%.  Second quarter total sales for Sally Beauty Supply stores increased 8.1% to $381.8 million and comparable store sales increased 1.6% versus last year’s second quarter.  For BSG, total sales for the second quarter were nearly flat with last year and comparable store sales increased 11.2% versus the year-ago quarter. Total sales during the second quarter were impacted by the loss of DSC sales of L’Oreal products in February and March of this year.  Last year’s February and March revenues for BSG included approximately $20 million of L’Oreal product sales (excluding any store revenues) through the areas impacted by the new L’Oreal distribution agreement.  Additionally, BSG revenues in this year’s second quarter included approximately $8 million from an acquisition made during last year’s third quarter.

Gross profit:  For the second quarter, consolidated gross profit was $283.0 million and gross margins were flat with the year-ago quarter at 46.5% of sales. Gross margin increases at Sally Beauty Supply were offset by gross margin declines at BSG due to margin pressure on certain products, a mix of lower margin sales, and increased sales promotion activities compared to the prior-year period.

Selling, general and administrative expenses:  For the second quarter, SG&A expenses increased 7.6% to $212.2 million, which represented 34.8% of net sales.  SG&A expenses for the quarter include $0.6 million of share-based compensation expense compared to $1.0 million in last year’s second quarter.  SG&A expenses increased primarily as a result of unit growth, acquisitions, and additional corporate overhead expenses.  Also, SG&A expenses for the second quarter include $2.5 million of expenses related to BSG’s right-sizing and facilities closures as a result of the L’Oreal contractual changes announced during the first quarter. Additionally, SG&A expenses include retention incentives for DSCs.  Share-based compensation for the first six months includes $5.3 million of expenses related to early vesting of equity awards as a result of the separation transaction from the Alberto-Culver Company.

Segment operating earnings:  Second quarter operating earnings for Sally Beauty Supply stores were $68.5 million, an increase of $7.3 million or 11.9% compared to last year’s second quarter.  During the second fiscal quarter of 2007, results for Sally Beauty Supply were strong, primarily as a result of growth in the number of stores as well as sales of higher-margin products, increased retail customer mix, and solid cost controls.  These gains were partially offset by lost revenue due to weather impacts in January and February. In BSG, operating earnings for the second quarter were $13.5 million, a decrease of $8.2 million or 37.9% from the year-ago quarter.  BSG segment operating earnings declined primarily due to 1) the loss of L’Oreal sales related to distribution agreement changes which was partially offset by revenue growth in non-L’Oreal sales, 2) the BSG right-sizing expenses previously mentioned, 3) lower gross profit margins as discussed earlier, 4) a decline in the profitability of its franchised-based business, and 5) retention incentives for DSCs.

Interest Expense: Interest expense, net of interest income, for the second quarter was $42.9 million and includes approximately $1.7 million of expense due to the marked to market change in fair value for interest rate swap transactions.

Provision for income taxes:  For the second quarter, income taxes were $6.8 million. On an annual basis, the Company currently expects to have a 37% effective tax rate, after excluding the non-deductible transaction costs related to the Company’s separation from the Alberto-Culver Company.

Net earnings and Net earnings per share (EPS):  For the second quarter, reported net earnings were $11.0 million, or $0.06 per diluted share.  Net earnings for the quarter include the impact of the BSG-related right-sizing and facilities closure expenses, as well as the change in the fair value of the interest rate swaps.  Net earnings for the six months ended March 31, 2007 were $14.2 million or $0.08 per diluted share. The Company was separated from the Alberto-Culver Company on November 16, 2006.  As a result, prior year net earnings are not reflective of the change in capital structure that resulted from that separation.

Adjusted EBITDA (Non-GAAP):  Adjusted EBITDA for the second quarter 2007 was $71.4 million, a $2.4 million decline, compared to $73.8 million in the comparable period last year.  Adjusted EBITDA decreased primarily as a result of a decline in BSG’s gross profit and increases in SG&A expenses (including the BSG right-sizing costs) as previously discussed. A detailed table reconciling GAAP net earnings to adjusted EBITDA is included in the supplemental schedules.

Adjusted net earnings and Adjusted net EPS (Non-GAAP):  For the six months ended March 31, 2007, adjusted net earnings reflect adjustments that exclude share-based compensation and other transaction expenses related to the separation and the Alberto-Culver Company sales-based corporate overhead fees for the period prior to the separation, and includes incremental interest expenses and income tax expense adjustments assuming that the debt incurred at the separation date was outstanding from the beginning of the first quarter.  Adjusted net earnings (non-GAAP) for the six months ended March 31, 2007 were $27.5 million, or $0.15 per diluted share. A detailed table reconciling GAAP net earnings to adjusted net earnings and adjusted EPS is included in the supplemental schedules.

Financial Position, Liquidity and Capital Expenditures:  Cash and cash equivalents at the end of the second fiscal quarter totaled $34.0 million.  The Company’s revolving asset-based loan facility (ABL) began the quarter at $21 million of outstanding borrowings, peaked at $76 million after the $59 million acquisition of Salon Services in February, and ended the second quarter at $58 million on March 31, 2007.  Additional borrowing capacity on the ABL was approximately $284 million at the end of the second fiscal quarter.  In addition, the Company paid down $2 million of its Senior Term A Loan and $2 million of its Senior Term B Loan during the second quarter.

The Company’s total debt, including capital leases, increased by $32 million during the second quarter and as of March 31, 2007 was $1.8 billion.  In conjunction with the separation transaction from the Alberto-Culver Company and the issuance of new debt, the Company entered into two separate interest rate swap transactions in November 2006 that are intended to fix the interest rate applicable to $150 million of debt for two years and fix the interest rate applicable to $350 million of debt for three years.  The Company is accounting for these transactions on a marked to market basis, whereby changes in the fair value will increase or decrease net interest expense and therefore affect our profitability.  Year-to-date interest expense, net of interest income, includes $0.7 million of net expenses for the marked to market changes for the first six months of fiscal 2007.  The Company recognized $1.0 million of non-cash income for the first quarter and $1.7 million of additional non-cash interest expense for the second quarter related to the interest rate swaps.

The Company’s capital expenditures for the first six months amounted to $18.8 million, and the Company now expects fiscal year 2007 capital expenditures to be between $45 and $50 million, excluding acquisitions.  The increase from prior estimates is due to anticipated additional capital spending during fiscal 2007 for the store re-branding project and the distribution network optimization plan discussed earlier. The majority of the Company’s capital budget is currently planned for store openings or store relocations.

During the first quarter of fiscal 2007, inventories decreased from $575 to $556 million, or $19 million.  During the second quarter of fiscal 2007, inventories increased to $566 million or $10 million from the end of the first quarter. This increase was the result of including the Company’s Salon Services acquisition inventory of approximately $24 million. Excluding the impact of this acquisition, inventories declined during the second quarter by approximately $14 million.  Based on planned efficiencies of inventory turns during fiscal 2007, the Company’s current goal is to reduce consolidated inventory (excluding any acquisition-related impact) by over $40 million for the full fiscal year.  Assuming the Company spends between $45 and $50 million of capital expenditures and nearly $70 million for acquisitions during fiscal 2007, we would currently expect to have sufficient cash flow to pay down additional debt during the second half of fiscal 2007.

Conference Call and Where You Can Find Additional Information

As previously announced, at 10:00 a.m. (Central) today, the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matter and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous with the conference call, an audio webcast of the call will be available via a link on the Company’s website, www.sallybeautyholdings.com linking through to the “Investing” page and the “Events” page.  The conference call can be accessed by dialing 877-722-1364 (International:  706-

634-8761).  The conference call ID number 9937863.  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  A telephone replay of the call will be available for 24 hours from about 12:00 p.m. (Central) on May 10, 2007 through 11:59 a.m. (Central) on May 11, 2007 by dialing 800-642-1687 (International:  706-645-9291) and referencing the conference ID number 9937863.  The webcast replay will also be available in the Investing section linking through to the Events section of the Sally Beauty Holdings, Inc. website at www.sallybeautyholdings.com.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,300 stores, including approximately 170 franchised units, throughout the United States, the United Kingdom, Canada, Puerto Rico, Mexico, Japan, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 5,000 products for hair, skin and nails through professional lines such as Clairol, L’Oreal, Wella, Conair and Revlon, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, along with its outside sales consultants, sell up to 9,500 professionally branded products including Paul Mitchell, Wella, Sebastian, Graham Webb, Rusk, TIGI, Matrix and Redken targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit www.sallybeautyholdings.com.

Cautionary Language Concerning Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: our limited history as a stand-alone company; the preparedness of our accounting and other management systems to meet financial reporting and other requirements; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; realizing the anticipated benefits of our separation from the Alberto-Culver Company;   our inability to achieve the benefits of scale that were achieved by the Alberto-Culver Company prior to our separation from the Alberto-Culver Company; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; the highly competitive nature of the beauty products distribution industry; anticipating changes in consumer preferences and buying trends or to manage our product lines and inventory; our dependence upon manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integration of businesses acquired in the future; opening and operating new stores profitably; protecting our intellectual property rights, specifically our trademarks; obtaining the consent of third parties under our contracts; conducting business in international markets; disruption in our information technology systems; natural disasters or acts of terrorism; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt or increasing our interest expense due to our interest rate swap agreements; the share distribution of the Alberto-Culver Company common stock in our separation from the Alberto-Culver Company not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of the Alberto-Culver Company common stock; significant restrictions on our ability to issue equity securities; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; the interests of our largest stockholder differing from the interests of other holders of our common stock; regulatory competition review of our recent U.K. acquisition, including any required restructuring or divestiture arising from such review; and the operational and financial performance of our Armstrong McCall business.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2006 and our Quarterly Report on Form 10-Q for the period ended December 31, 2006, each filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Reconciliations	C
Store Count and Comparable Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006

Net sales	$609,276	$581,101	$1,239,155	$1,167,456
Cost of products sold and distribution expenses	326,258	311,142	671,645	630,629
Gross profit	283,018	269,959	567,510	536,827
Selling, general and administrative expenses (1) (2)	212,195	197,145	425,373	392,869
Depreciation and amortization	10,025	9,538	19,815	18,674
Sales-based service fee charged by Alberto-Culver	—	7,220	3,779	14,417
Transaction expenses (3)	27	4,743	21,484	4,743
Operating earnings	60,771	51,313	97,059	106,124
Interest expense, net (4)	42,947	21	62,050	492
Earnings before provision for income taxes	17,824	51,292	35,009	105,632
Provision for income taxes	6,785	20,117	20,829	40,653
Net earnings	$11,039	$31,175	$14,180	$64,979

Net earnings per share: (5)
Basic	$0.06	—	$0.08	—
Diluted	$0.06	—	$0.08	—

Weighted average shares: (5) (6)
Basic	180,233	—	180,187	—
Diluted	182,646	—	182,603	—

(1)                Selling, general and administrative expenses include allocated overhead costs from Alberto-Culver of $0.0 million and $3.6 million and share-based compensation of $0.6 million and $1.0 million for the three months ended March 31, 2007 and 2006, respectively.

(2)                Selling, general and administrative expenses include allocated overhead costs from Alberto-Culver of $1.0 million and $7.3 million and share-based compensation of $6.3 million and $3.1 million for the six months ended March 31, 2007 and 2006, respectively.

(3)                Transaction expenses are one-time charges associated with the separation from Alberto-Culver in the three and six months ended March 31, 2007 and one-time charges associated with the termination of the agreement with Regis Corporation (“Regis”) that called for the Company to merge with a subsidiary of Regis in a tax-free transaction in the three and six months ended March 31, 2006.

(4)                Interest expense, net of interest income of $0.3 million and $0.3 million for the three months ended March 31, 2007 and 2006; net of interest income of $1.4 million and $0.5 million for the six months ended March 31, 2007 and 2006; includes $1.7 million and $0.7 million of fair market value adjustment for marked to market interest rate swaps for the three and six months ended March 31, 2007, respectively.

(5)                Net earnings per share was not calculated for the three and six months ended March 31, 2006 since the Company was a wholly-owned subsidiary of Alberto-Culver during fiscal year 2006.  See the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for additional information about the separation.

(6)                Weighted average shares for the six months ended March 31, 2007, was calculated from November 16, 2006 through March 31, 2007, which represents the actual number of days the Company’s common stock was publicly traded.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Net sales:
Sally Beauty Supply	$381,815	$353,058	$753,764	$703,040
Beauty Systems Group	227,461	228,043	485,391	464,416
Total net sales	$609,276	$581,101	$1,239,155	$1,167,456

Operating earnings:
Sally Beauty Supply	$68,471	$61,181	$134,755	$120,501
Beauty Systems Group	13,461	21,690	32,777	44,400
Segment operating earnings	$81,932	$82,871	$167,532	$164,901

Unallocated corporate expenses (1)	(21,134)	(19,595)	(45,210)	(39,617)
Sales-based service fee charged by Alberto-Culver	—	(7,220)	(3,779)	(14,417)
Transaction expenses (2)	(27)	(4,743)	(21,484)	(4,743)
Interest expense, net of interest income	(42,947)	(21)	(62,050)	(492)
Earnings before provision for income taxes	$17,824	$51,292	$35,009	$105,632

(1)        Unallocated expenses consist of corporate and shared costs.  The amounts include $0.0 and $3.6 million of overhead charges allocated from Alberto-Culver and share-based compensation of  $0.6 million and $1.0 million for the three months ended March 31, 2007 and 2006, respectively; and $1.0 million and $7.3 million of overhead charges allocated to Alberto-Culver and share-based compensation of $6.3 million and $3.1 million for the six months ended March 31, 2007 and 2006, respectively.

(2)        Transaction expenses are one-time charges associated with the separation from Alberto-Culver in the three and six months ended March 31, 2007 and one-time charges associated with the termination of the agreement with Regis Corporation (“Regis”) that called for us to merge with a subsidiary of Regis in a tax-free transaction in the three and six months ended March 31, 2006.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

 Non-GAAP Financial Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

Net earnings (per GAAP)	$11,039	$31,175	$14,180	$64,979
Add:
Depreciation and amortization	10,025	9,538	19,815	18,674
Share-based compensation (1)	557	1,012	6,264	3,116
Sales-based service fee charged by Alberto-Culver (2)	—	7,220	3,779	14,417
Transaction expenses (3)	27	4,743	21,484	4,743
Interest expense, net of interest income (4)	42,947	21	62,050	492
Provision for income taxes	6,785	20,117	20,829	40,653
Adjusted EBITDA (Non-GAAP)	$71,380	$73,826	$148,401	$147,074

Adjusted Net Earnings Reconciliation:
Adjusted EBITDA (Non-GAAP)			$148,401
Less:
Depreciation and amortization			19,815
Pro-forma share-based compensation (5)			1,287
Pro-forma interest expense (6)			82,479
Pro-forma provision for income taxes (7)			17,303
Adjusted net earnings (Non-GAAP)			$27,517

Adjusted net earnings per share:
Adjusted net basic			$0.15
Adjusted net diluted			$0.15

Weighted average shares:
Basic			180,187
Diluted			182,603

(1)                Share-based compensation for the six months ended March 31, 2007 includes $5.3 million of share-based compensation expenses related to accelerated vesting.

(2)                The Alberto-Culver sales-based service fee ceased at the separation date of November 16, 2006 and the Company will not incur any comparable expenses as a stand-alone company.

(3)                Transaction expenses are one-time charges associated with the separation from Alberto-Culver in the three and six months ended March 31, 2007 and one-time charges associated with the termination of the agreement with Regis Corporation (“Regis”) that called for us to merge with a subsidiary of Regis in a tax-free transaction in the three and six months ended March 31, 2006.

(4)                Interest expense, net of interest income of $0.3 million and $0.3 million for the three months ended March 31, 2007 and 2006; net of interest income of $1.4 million and $0.5 million for the six months ended March 31, 2007 and 2006; includes $1.7 million and $0.7 million of expense for the marked to market interest rate swaps for the three and six months ended March 31, 2007, respectively.

(5)                For the six months ended March 31, 2007, pro-forma share-based compensation includes $0.4 million of share-based compensation expense incurred by the Company during the first quarter (excluding the impact of the separation transactions) and $0.3 million that would have been incurred had the separation transaction not occurred as well as $0.6 million of share-based compensation incurred in the second quarter.

(6)                Pro-forma interest expense assumes the debt incurred at the separation date was outstanding from the beginning of the fiscal year and includes $0.7 million of expense related to the marked to market change in fair value from interest rate swaps recognized in the six months ended March 31, 2007.

(7)                Pro-forma provision for income taxes for the three months ended December 31, 2006 was computed assuming an effective tax rate of 39%.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

 Store Count and Comparable Store Sales

 (Unaudited)

	March 31,
	2007	2006

Number of retail stores (end of period):
Sally Beauty Supply (1)	2,642	2,465
Beauty Systems Group
Company-owned stores	676	664
Franchise stores	171	161
Total Beauty System Group stores	847	825
Total	3,489	3,290

BSG distributor sales consultants (end of period) (2)	1,036	1,181

Second quarter company-owned comparable store sales growth (3)
Sally Beauty Supply	1.6%	3.5%
Beauty Systems Group	11.2%	4.4%
Consolidated	3.8%	3.7%

(1)                Includes company-owned and franchise stores acquired in the Salon Services acquisition.

(2)                Includes 360 and 359 distributor sales consultants as reported by franchisees as of  March 31, 2007 and 2006, respectively.

(3)                Comparable stores are defined as company-owned stores that have been open for at least 14 months as of the last day of a month.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

 Selected Financial Data and Debt

(In thousands)

(Unaudited)

	March 31,	September 30,
	2007	2006
Financial condition information (at period end):
Working capital	$372,177	$479,107
Cash and cash equivalents	33,982	107,571
Property and equipment, net	146,683	142,735
Total assets	1,360,504	1,338,841
Total debt, including capital leases	1,830,578	1,124
Total stockholders’ (deficit) equity	$(819,988)	$1,005,967

	As of
	March 31, 2007	Interest Rates
Debt position excluding capital leases (at period end)
Revolving ABL Facility	$57,870	Prime up to 0.5% or Libor +1-1.5%
Senior Term A Loan (1)	146,250	Prime +1%-1.5% or Libor +2-2.5%
Senior Term B Loan (1)	915,400	Prime +1.25%-1.5% or Libor +2.25-2.5%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	280,000	10.50%
Total debt	$1,829,520

Debt maturities excluding capital leases
FY2007	$8,350
FY2008	16,700
FY2009	24,200
FY2010	24,200
FY2011	39,200
Thereafter	1,716,870
Total debt	$1,829,520

(1)                Interest rates on $500 million of these loans are fixed by interest rate swaps for a duration of 2 to 3 years from inception of loans.